Exhibit 99.1

Supernus Announces First Quarter 2021 Financial Results

•First quarter 2021 total revenues of $130.9 million, a 38% increase compared to 2020
•Qelbree™ approved by FDA for pediatric ADHD and on track for a U.S. launch in Q2 2021
•Qelbree sNDA submission for adult ADHD anticipated in the third quarter of 2021
•SPN-830 (apomorphine infusion pump) NDA resubmission anticipated in the second half of 2021
•SPN-820 (mTORC1) has advanced towards a Phase II clinical program in treatment-resistant depression following successful completion of MAD study
ROCKVILLE, MD, May 5, 2021 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for the first quarter of 2021, and associated Company developments.

“The approval of Qelbree provides pediatric patients living with ADHD a therapy with proven efficacy and a tolerable safety profile, and that is not a controlled substance,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals. “Our Qelbree commercial launch activities are ongoing and include engagement with both physicians and patient groups who have expressed great interest in this unique new alternative for the treatment of ADHD.”
Net Product Sales
First quarter 2021 net product sales were $128.4 million, 39% higher than the same period in 2020.

Net Product Sales
($ in millions)	Q1 2021	Q1 2020	Change %
Trokendi XR®	$71.8	$68.6	5%
Oxtellar XR®	27.4	23.9	14%
APOKYN®	21.7	—	**
MYOBLOC®	4.3	—	**
XADAGO®	3.2	—	**
Net Product Sales	$128.4	$92.5	39%
Qelbree Launch Update
•In April 2021, the U.S. Food and Drug Administration (FDA) approved Qelbree for the treatment of attention-deficit hyperactivity disorder (ADHD) in pediatric patients 6 to 17 years of age. The Company plans to make Qelbree available in the U.S. during the second quarter of 2021.
•Supernus will conduct post-marketing commitment studies, including a new study of Qelbree in preschool aged children with ADHD, 4 to 5 years of age. The completion of these studies responds to a written request from the FDA and should therefore result in the FDA granting an additional 6 months of market exclusivity.

Product Pipeline Update
Qelbree (viloxazine, extended-release capsules) - Novel non-stimulant for the treatment of ADHD in adults
•In December 2020, the Company announced positive results from a Phase III trial in adult patients with ADHD and plans to submit a supplemental New Drug Application (sNDA) to the FDA for Qelbree in adults in the third quarter of 2021.
SPN-830 (apomorphine infusion pump) - Continuous treatment of motor fluctuations (“on-off” episodes) in PD
•The company recently met with the FDA to discuss the path forward for resubmission of the SPN-830 NDA. The FDA provided additional clarity related to the contents of the November 2020 Refusal to File (RTF) letter and the requirements for resubmission. The Company now plans to resubmit the SPN-830 NDA in the second half of 2021.
SPN-820 - Novel first-in-class activator of mTORC1
•SPN-820 has advanced to a Phase II clinical program in treatment-resistant depression following the successful completion of a multiple-ascending dose (MAD) study in healthy volunteers. In the MAD study, SPN-820 exhibited a favorable safety and tolerability profile across a broad range of potentially therapeutic doses.
•The Company expects to initiate a randomized Phase II clinical study in treatment-resistant depression by the end of 2021.
Financial Highlights
First quarter 2021 operating earnings were $13.2 million, as compared to $29.0 million in the first quarter 2020. In the first quarter of 2021, the Company recorded non-cash research and development expense of $15 million related to the equity investment in Navitor as a result of the accounting impact of the March 2021 Navitor corporate restructuring and non-cash contingent consideration expense of $1 million associated with the 2020 USWM acquisition. Operating earnings for the first quarter of 2021 included amortization of intangible assets expense of $6.0 million, compared to $1.3 million in the first quarter of 2020.

First quarter 2021 net earnings and diluted earnings per share were $5.7 million and $0.11, respectively, as compared to $21.5 million, or $0.40 per diluted share, in the same period last year.

As of March 31, 2021, the Company had $807.7 million in cash, cash equivalents and marketable securities, compared to $772.9 million as of December 31, 2020.

Full Year 2021 Financial Guidance
For full year 2021, the Company reiterates its prior financial guidance and added full year 2021 effective tax rate guidance as set forth below:

Full Year 2021 Guidance ($ in millions)
Total revenues[1]	$550 - $580
Combined R&D and SG&A expenses[2]	$380 - $410
Operating earnings[3]	$65 - $90
Amortization of intangible assets	$24
Effective Tax Rate[4]	28% - 31%
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1)Total revenues includes net product sales and royalty revenue. Includes $10 million for QelbreeTM net product sales.
2)Combined research and development and selling, general and administrative expenses.
3)Operating earnings include amortization of intangible assets and contingent consideration expense.
4)The full year 2021 effective tax rate guidance of 28% - 31% is above the normally expected range of 26% - 28% due to the effect of discrete tax items in the period.

Conference Call Details
The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer and Jim Kelly, Executive Vice President and Chief Financial Officer, to discuss these results at 4:30 p.m. Eastern Time, today, May 5, 2021.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	9275942
Conference Call Name:	Supernus Pharmaceuticals First Quarter 2021 Results Conference Call
Following the live call, a replay will be available on the Company's website, www.supernus.com, under “Investor Relations”.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.

Our diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, ADHD, hypomobility in Parkinson’s disease, cervical dystonia and chronic sialorrhea. We are developing a broad range of novel CNS product candidates including new potential treatments for hypomobility in Parkinson’s disease, epilepsy, depression, and rare CNS disorders.
For more information, please visit www.supernus.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected revenue and expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its revenues; the Company’s ability to commercialize its products including Qelbree; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates including SPN-830 and SPN-812 for adult ADHD patients; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$255,642	$288,640
Marketable securities	135,459	133,893
Accounts receivable, net	127,065	140,877
Inventories, net	50,226	48,325
Prepaid expenses and other current assets	17,631	18,682
Total current assets	586,023	630,417
Long term marketable securities	416,566	350,359
Property and equipment, net	37,950	37,824
Intangible assets, net	358,736	364,342
Goodwill	77,911	77,911
Other assets	30,257	43,249
Total assets	$1,507,443	$1,504,102

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$70,099	$78,934
Accrued product returns and rebates	128,736	126,192
Contingent consideration, current portion	31,520	30,900
Other current liabilities	10,457	9,082
Total current liabilities	240,812	245,108
Convertible notes, net	366,038	361,751
Contingent consideration, long term	46,200	45,800
Operating lease liabilities, long term	28,532	28,579
Deferred income tax liabilities	31,742	35,215
Other liabilities	39,675	42,791
Total liabilities	752,999	759,244

Stockholders’ equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 52,994,137 and 52,868,482 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	53	53
Additional paid-in capital	415,950	409,332
Accumulated other comprehensive earnings, net of tax	6,249	8,975
Retained earnings	332,192	326,498
Total stockholders’ equity	754,444	744,858
Total liabilities and stockholders’ equity	$1,507,443	$1,504,102

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except share and per share data)

	Three Months ended March 31,
	2021	2020
	(unaudited)
Revenues
Net product sales	$128,381	$92,490
Royalty revenues	2,551	2,486
Total revenues	130,932	94,976

Costs and expenses
Cost of goods sold (a)	14,954	4,152
Research and development	34,280	18,937
Selling, general and administrative	61,457	41,614
Amortization of intangible assets	6,007	1,261
Contingent consideration expense	1,020	—
Total costs and expenses	117,718	65,964

Operating earnings	13,214	29,012

Other income (expense)
Interest expense	(6,097)	(5,755)
Interest and other income, net	3,812	5,777
Total other income (expense)	(2,285)	22

Earnings before income taxes	10,929	29,034

Income tax expense	5,235	7,516
Net earnings	$5,694	$21,518

Earnings per share
Basic	$0.11	$0.41
Diluted	$0.11	$0.40

Weighted-average shares outstanding
Basic	52,927,467	52,534,787
Diluted	54,196,971	53,581,051
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(a) Excludes amortization of acquired intangible assets

CONTACTS:

Jack A. Khattar, President and CEO
Jim Kelly, Executive Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
Westwicke/ICR
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com